Exhibit 99.1

ConforMIS Secures Up to $50 Million in Financing from Oxford Finance and Files Shelf Registration Statement

ConforMIS Inc. (NASDAQ:CFMS), a medical technology company that develops, manufactures and sells joint replacement implants that are customized to fit each patient’s unique anatomy, announced today that the Company has secured up to $50 million in debt financing from Oxford Finance LLC.  ConforMIS also announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”).

This debt financing and shelf registration are part of ConforMIS’ comprehensive financing strategy to optimize its capital structure and to provide the funding for driving its commercialization. Through the term loan facility with Oxford Finance, ConforMIS will initially access $15 million of debt, which is interest-only for the first two years. Additional funding of $15 million is available to the Company, at its option, through December 2017 and an additional $20 million is available through June 2018, subject to the satisfaction of certain revenue milestones. Upon funding of the second $15 million, the interest-only period will be extended to three years. The agreement has a term of five years.

“We believe that patient-specific joint replacement implants are the future of joint replacements and we are pleased to support ConforMIS as a technology leader,” said Christopher A. Herr, senior managing director at Oxford Finance. “The demonstrated clinical benefits of ConforMIS’ knee replacement systems gives us the confidence to support ConforMIS’ business model.”

“We are pleased to have the confidence and support of Oxford Finance, a specialty finance firm that provides senior debt to life sciences and healthcare services companies,” said Mark Augusti, ConforMIS’ President and CEO. “This loan facility provides the funding to support the next stage of commercialization and strengthens our ability to bring the benefits of patient-specific knee replacements to orthopedic surgeons and the patients they serve.”

Upon being declared effective by the SEC, the shelf registration statement will allow ConforMIS to sell from time to time up to $200 million of its common stock, preferred stock, debt securities, warrants, or units comprised of any combination of these securities, for its own account in one or more offerings. The shelf registration statement, once effective, is intended to provide the Company flexibility to conduct registered sales of its securities, subject to market conditions and ConforMIS’ future capital needs. The terms of any offering under the shelf registration statement will be established at the time of such offering and will be described in a prospectus supplement filed with the SEC prior to the completion of any such offering. The Company has no immediate plans to undertake an offering under the shelf registration statement.

The shelf registration statement has been filed with the SEC but has not yet become effective. The associated securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.  Further, the associated securities will not be sold in any State in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

ConforMIS currently expects that proceeds from the debt financing and any future offering under the shelf registration statement would be used for general corporate purposes, including but not limited to funding its working capital needs.

About ConforMIS Inc.

ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient’s unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In recent clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 500 issued patents and pending patent applications that cover customized implants, patient-specific instrumentation and related technologies for all major joints.

For more information, visit www.ConforMIS.com. To receive future releases in e-mail alerts, sign up at http://ir.ConforMIS.com.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. Oxford has originated over $4 billion in loans, with credit facilities ranging from $5 million to $100 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in San Diego, California; Palo Alto, California; Salt Lake City, Utah and the greater Boston area. For more information, please visit www.oxfordfinance.com.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, total revenue, the potential impact and advantages of using customized implants, the expected effectiveness of our registration statement, any associated offerings of securities, future tranches of credit and any milestones under the debt facility, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our sales, expenses, gross margins and other results of operations, our ability to repay our debt obligations, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:

Investor contact:

Oksana Bradley

ir@conformis.com

(781) 374-5598

ConforMIS, Inc.